Exhibit 10.4(4)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) made this 17th day of December, 2008, between PerkinElmer, Inc., a Massachusetts corporation (hereinafter called the “Company”), and John Roush (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee is employed by the Company in a management position pursuant to an Employment Agreement effective as of the 5th day of November, 2004 (the “Original Agreement”); and

WHEREAS, the Employee and the Company wish to amend and restate the Original Agreement, with this Agreement to supersede all prior agreements between the parties:

NOW, THEREFORE, in consideration of the sum of One Dollar, and of the mutual covenants herein contained, the parties agree as follows:

1.	(a)	Except as hereinafter otherwise provided, the Company agrees to employ the employee in a management position with the Company, and the Employee agrees to remain in the employment of the Company in that capacity for a period of one year from the date hereof and from year to year thereafter until such time as this Agreement is terminated in accordance with Paragraph 5.

	(b)	The Company will, during each year of the term of this Agreement, place in nomination before the Board of Directors of the Company the name of the Employee for election as an Officer of the Company except when a notice of termination has been given in accordance with Paragraph 5(b).

2.	The Employee agrees that, during the specified period of employment, he shall, to the best of his ability, perform his duties, and shall devote his full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company and its interests and to the discharge of his duties and responsibilities hereunder. The Employee shall not engage in any business, profession or occupation which would conflict with the rendition of the agreed-upon services, either directly or indirectly, without the prior approval of the Board of Directors, except for personal investment, charitable and philanthropic activities.

3.	During the period of his employment under this Agreement, the Employee shall be compensated for his services as follows:

	(a)	Except as otherwise provided in this Agreement, he shall be paid a salary during the period of this Agreement at a base rate to be determined by the Company on an annual basis. Except as provided in Paragraph 3(d), such annual base salary shall under no circumstances be fixed at a rate below the annual base rate then currently in effect;

Employment Agreement

	(b)	He shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect;

	(c)	He shall be eligible to participate under any and all bonus, benefit, pension, compensation, and equity and incentive plans which are, in accordance with Company policy and the terms of the plan, available to persons in his position (within the limitation as stipulated by such plans). Such eligibility shall not automatically entitle him to participate in any such plan;

	(d)	If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable at a single rate to all management employees of the Company generally, the salary payments required to be made under this Agreement to the Employee during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all management employees of the Company generally. Any benefits made available to the Employee which are related to base salary shall also be reduced in accordance with any salary reduction.

4.	(a)	So long as the Employee is employed by the Company and for a period of one year after the termination or expiration of employment, the Employee will not directly or indirectly: (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage directly or indirectly in any business or entity which competes with the business conducted by the Company or its affiliates in any city or geographic area in which the Company or its affiliates conduct material operations at the time of termination of employment under this Agreement, except as approved in advance by the Board after full and adequate disclosure; or (ii) recruit, solicit or induce, or attempt to induce, any employee or employees or consultant or consultants of the Company to terminate their employment with, or to otherwise cease their relationship with, the Company; or (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, of the Company.

	(b)	If any restriction set forth in this Paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographical area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

	(c)	The restrictions contained in this Paragraph 4 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Paragraph 4 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

Employment Agreement

	(d)	The Employee acknowledges that he has signed and is bound by the Employee Patent and Proprietary Information Utilization Agreement attached hereto.

	(e)	During the period of his employment by the Company or for any period during which the Company shall continue to pay the Employee his salary under this Agreement, whichever shall be longer, the Employee shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company as defined in Paragraph 6 without the prior approval of the Board of Directors.

5.	Except for the Employee covenants set forth in Paragraph 4, which covenants shall remain in effect for the periods stated therein, and subject to Paragraph 6, this Agreement shall terminate upon the happening of any of the following events and (except as provided herein) all of the Company’s obligations under this Agreement, including, but not limited to, making payments to the Employee shall cease and terminate:

	(a)	On the effective date set forth in any resignation submitted by the Employee and accepted by the Company, or if no effective date is agreed upon, the date of receipt by the Company of such resignation letter;

	(b)	On the date set forth in a written notice of termination given by the Company to the Employee (the “Paragraph 5(b) Termination Date”);

	(c)	At the death of the Employee;

	(d)	At the termination of the Employee for cause. As used in the Agreement, the term “cause” shall mean:

		(i)	Misappropriating any funds or property of the Company;

		(ii)	Unreasonable refusal to perform the duties assigned to him under this Agreement;

		(iii)	Conviction of a felony;

		(iv)	Continuous conduct bringing notoriety to the Company and having an adverse effect on the name or public image of the Company;

		(v)	Violation of the Employee’s covenants as set forth in Paragraph 4 above; or

		(vi)	Continued failure by the Employee to observe any of the provisions of this Agreement after being informed of such breach.

Employment Agreement

(e)	Twelve months after written notice of termination (a “Disability Termination Notice”) is given by the Company to the Employee based on a determination by the Board of Directors that the Employee is disabled (which, for purposes of this Agreement, shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, with such determination to be made by the Board of Directors, in reliance upon the opinion of the Employee’s physician or upon the opinion of one or more physicians selected by the Company). A Disability Termination Notice shall be deemed properly delivered if given by the Company to the Employee on the 180th day of continuous disability of the Employee. Notwithstanding the foregoing, if, during the twelve-month period following proper delivery of a Disability Termination Notice as aforesaid, the Employee is no longer disabled and is able to return to work, such Disability Termination Notice shall be deemed automatically rescinded upon the Employee’s return to work, and the employment of the Employee shall continue in accordance with the terms of this Agreement. During the first 180 days of continuous disability of the Employee, the Company will make monthly payments to the Employee in an amount equal to the difference between his base salary and the benefits received by the Employee under the Company’s Short-Term Disability Income Plan. During the twelve-month period following proper delivery of a Disability Termination Notice as aforesaid, the Company will make monthly payments to the Employee in an amount equal to the difference between his base salary and the benefits provided by the Company’s Long-Term Disability Plan. If any payments to the Employee under the Company’s Long-Term Disability Plan are not subject to federal income taxes, the payments to be made directly by the Company pursuant to the preceding sentence shall be reduced such that the total amount received by the Employee (from the Company and from the Long-Term Disability Plan), after payment of any income taxes, is equal to the amount that the Employee would have received had he been paid his base salary, after payment of any income taxes on such base salary.

(f)	In the event of the termination of the Employee by the Company pursuant to Paragraph 5(b) above, and subject to the Employee’s full execution of a severance agreement and release drafted by and satisfactory to counsel for the Company, the Employee shall, for a period of one year from the Paragraph 5(b) Termination Date, (i) continue to receive his Full Salary (as defined below), which shall be payable in accordance with the payment schedule in effect immediately prior to his employment termination, and (ii) continue to be entitled to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements but excluding qualified retirement plans, incentive arrangements and grants of equity awards) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to his termination. For purposes of this Agreement, “Full Salary” shall mean the Employee’s annual base salary, plus the amount of any bonus or incentive payments (excluding payments under the Company’s long-term incentive program) earned or received by the Employee

Employment Agreement

with respect to the last full fiscal year of the Company for which all bonus or incentive payments (excluding payments under the Company’s long-term incentive program) to be made have been made.

	(g)	In the event of a termination of employment pursuant to Paragraph 5(a), (c) or (d), the Company shall pay the Employee his full base salary through the date of termination of employment. The Employee shall not be entitled to receive any additional compensation beyond his date of termination.

6.	(a)	In the event of a Change in Control of the Company (as defined below),

		(i)	The provisions of this Agreement shall be amended as follows:

			(A)	Paragraph l(a) shall be amended to read in its entirety as follows:

“Except as hereinafter otherwise provided, the Company agrees to continue to employ the Employee in a management position with the Company, and the Employee agrees to remain in the employment in the Company in that capacity, for a period of three (3) years from the date of the Change in Control. Except as provided in Paragraph 3(d), the Employee’s salary as set forth in Paragraph 3(a) and his other employee benefits pursuant to the plans described in Paragraph 3(c) shall not be decreased during such period.”

			(B)	Paragraph 5(a) shall be amended by the addition of the following provision at the end of such paragraph:

“provided that the Employee agrees not to resign, except for Good Reason (as defined below), during the one-year period following the date of the Change in Control.”

			(C)	Paragraph 5(b) shall be deleted in its entirety.

			(D)	Paragraph 5(f) shall be amended to read in its entirety as follows:

“Notwithstanding the foregoing provisions, if, within 36 months following the occurrence of a Change in Control, the Employee’s employment by the Company is terminated (i) by the Company other than for Cause, which shall not include any failure to perform his duties hereunder after giving notice or termination for Good Reason, disability or death or (ii) by the Employee for Good Reason, (A) the Company shall pay to the Employee, on the date

Employment Agreement

of his employment termination, a lump sum cash payment in an amount equal to the sum of (x) his unpaid base salary through the date of termination, (y) a pro rata portion of his prior year’s bonus and (z) his Full Salary (as defined below) multiplied by three (provided, however, that if the Change in Control is not described in Section 409(a)(2)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) or if the termination occurs after the second anniversary of the Change in Control, such payment shall be made on the same schedule as provided in Paragraph 5(f) prior to the application of this Paragraph 6), and (B) the Employee shall for 36 months following such termination of employment be eligible to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements but excluding qualified retirement plans, incentive arrangements and grants of equity awards) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to the Change in Control to the extent the Employee was then eligible to participate in such benefit plans and arrangements of the Company. For purposes of this Agreement, “Full Salary” shall mean the Employee’s then current annual base salary, plus the amount of any bonus or incentive payments (excluding the cash portion of the Company’s long-term incentive program) received by the Employee with respect to the last full fiscal year of the Company prior to the Change in Control for which all bonus or incentive payments (excluding the cash portion of the Company’s long-term incentive program) to be made have been made.”

(E)	Paragraph 8 shall be amended to read in its entirety as follows:

“The Employee may pursue any lawful remedy he deems necessary or appropriate for enforcing his rights under this Agreement following a Change in Control of the Company, and all costs incurred by the Employee in connection therewith (including without limitation attorneys’ fees) shall be promptly reimbursed to him by the Company, regardless of the outcome of such endeavor.”

Employment Agreement

(ii)	The Employee’s outstanding restricted stock option awards, or similar equity awards shall fully vest, and the vested option awards shall remain exercisable through the period ending on the earlier of:

	(A)	the later of (I) the third anniversary of the Change in Control or (II) the first anniversary of the date the Employee’s employment with the Company terminates, or

	(B)	the expiration of the original term of the option.

(iii)	Payments under this Agreement or any other plan or arrangement covering the Employee shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Code Section 280G, to or for the benefit of the Employee) would be limited or precluded by Section 280G and without regard to whether such payments (or any other “parachute payments” as so defined in said Section 280G ) would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). The Employee shall be entitled to receive one or more payments (each, a “Gross-Up Payment”) which shall be an amount equal to the sum of (a) the Excise Tax imposed on any parachute payment, whether or not payable under this Agreement, and (b) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Employee (including the Excise Tax, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of a Gross-Up Payment, computed assuming the application of the maximum tax rates provided by law. The determination of a Gross-Up Payment shall be made at the Company’s expense by the Company’s independent auditors or by such other certified public accounting firm as the Board of Directors of the Company may designate prior to a Change in Control of the Company. A Gross-Up Payment shall be made at least 14 business days in advance of the due date of any Excise Tax, except that any Gross-Up Payment related to payments pursuant to Paragraph 6(a)(i)(D) shall be made upon termination of employment. In the event of any underpayment or overpayment under this Paragraph 6(a)(iii) as determined by the Company’s independent auditors (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to the Employee or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, provided, however, in no event shall any reimbursement of the Employee for an underpayment be made later than the end of the calendar year following the calendar year in which the Employee remits the related taxes to the applicable governmental authority. The provisions for Gross-Up Payment in this Paragraph 6(a)(iii) shall apply regardless of whether or not the Employee has terminated employment with the Company.

Employment Agreement

(b)	For purposes of this Agreement, a “Change in Control of the Company” means an event or occurrence set forth in any one or more of clauses (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one or such clauses but is specifically exempted from another such clause):

	(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (i), none of the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclauses (A) and (B) of clause (iii) of this Paragraph 6(b); or

	(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

Employment Agreement

	(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the surviving, resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more other entities) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively; and (B) no Person beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

	(iv)	approval by the stockholders of the Company or a complete liquidation or dissolution of the Company.

(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in the Employee’s base salary except as provided in Paragraph 3(d); (ii) a failure by the Company to pay annual cash bonuses to the Employees in an amount at least equal to the most recent annual cash bonuses paid to the Employee; (iii) a failure by the Company to maintain in effect any material compensation or benefit plan in which the Employee participated immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such plan, or a failure to continue the Employee’s participation therein on a basis not materially less favorable than existed immediately prior to the Change in Control; (iv) any material diminution in the Employee’s position, duties, authorities, responsibilities or title as in effect immediately prior to the Change in Control; (v) any requirement by the Company that the location at which the Employee performs his principal duties be changed to a new location outside a radius of 25 miles from the Employee’s principal place of employment immediately prior to the Change in Control; or (vi) the failure of the Company to obtain the agreement, in a form reasonably satisfactory to the Employee, from any successor to the

Employment Agreement

Company to assume and agree to perform this Agreement. The Employee shall provide notice to the Company of the existence of the condition upon which Employee bases his claim for Good Reason within 90 days of the initial existence of the condition. As a condition to a termination for Good Reason, if the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition. If the condition is fully remedied within such time period, there shall be no “Good Reason” and the Company shall not owe the amounts otherwise required to be paid under Paragraph 5, as amended by this Paragraph 6, in connection with the termination. The Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

7.	Neither the Employee nor, in the event of his death, his legal representative, beneficiary or estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.

8.	Any controversy relating to this Agreement and not resolved by the Board of Directors and the Employee shall be settled by arbitration in the City of Boston, Commonwealth of Massachusetts, pursuant to the rules then applicable under JAMS, and judgment upon the award may be entered in any court having jurisdiction, and the Board of Directors and Employee agree to be bound by the arbitration decision on any such controversy. Unless otherwise agreed by the parties hereto, arbitration will be by an arbitrator selected from the panel of JAMS. The full cost of any such arbitration shall be borne by the Company.

9.	Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times by either party.

10.	All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally to the Employee or to the General Counsel of the Company or when mailed by registered or certified mail to the other party (if to the Company, at 940 Winter Street, Waltham, Massachusetts 02451, attention General Counsel; if to the Employee, at the last known address of the Employee as set forth in the records of the Company).

11.	This Agreement has been executed and delivered and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement is and shall be binding on the respective legal representatives or successors of the parties, but shall not be assignable except to a successor to the Company by virtue of a merger, consolidation or acquisition of all or substantially all of the assets of the Company. This Agreement constitutes and embodies the entire understanding and agreement of the parties and, except as otherwise provided herein, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the employment of the

Employment Agreement

Employee by the Company. All previous employment contracts between the Employee and the Company or any of the Company’s present or former subsidiaries or affiliates, including the Original Agreement, are hereby canceled and of no effect.

12.	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly in writing and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of succession shall be a breach of this Agreement. As used in this Agreement, “the Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, whether by operation of law, or otherwise.

13.	The parties intend that payments made pursuant to this Agreement be either exempt from, or compliant with, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), so as not to be subject to the excise tax thereunder. Accordingly, the following provisions shall apply to payments pursuant to this Agreement, notwithstanding any provision to the contrary contained in this Agreement:

	(a)	Any medical, dental, prescription drug, or other health benefits (collectively, the “Medical Benefits”) that may be required to be provided by the Company under Paragraphs 5 or 6 and that are provided under a so-called “self-insured” benefit plan which is subject to Section 105(h) of the Code shall instead be structured so that on or about the first day of each month for which coverage is to be provided the Company shall pay to the Employee an amount in cash sufficient to cover the Company’s share of the applicable premium for the Medical Benefits coverage for that month. The Employee’s premium payments to the Company for Medical Benefits shall be due on the last day of the month to which the coverage relates. The parties intend that the first 18 months of Medical Benefits coverage shall be exempt from the application of Section 409A, and that any remaining payments by the Company for Medical Benefits shall be considered in compliance with Section 409A;

	(b)	Any payment of “reimbursements” by the Company to the Employee, any payment of “in-kind benefits” from the Company to the Employee, and any “direct service recipient payments” made by the Company on the Employee’s behalf for a “limited period of time” (in each case as those terms are used for purposes of Section 409A) shall be exempt from the application of Section 409A;

	(c)	Except as provided in Paragraphs 13(a) or (b) above, or Paragraph 13(e) below, the remainder of all other payments or benefits that are to be paid or provided by the Company to the Employee under Paragraphs 5 or 6 shall be paid or provided in accordance with the schedules set forth in Paragraphs 5 or 6, or if none, in accordance with the schedules set forth in the underlying employee benefit plans and arrangements. Each payment on a payroll date and each monthly payment under Paragraphs 5 and 6 shall be deemed to be a “separate payment” as that term is used for purposes of Section 409A, including the exemptions from Section 409A;

Employment Agreement

(d)	The payments that are to be paid by the Company to the Employee under Paragraphs 5 or 6 which (i) will constitute payments from a “non-qualified deferred compensation plan” as that term is used for the purposes of Section 409A (after taking into account Paragraphs 13(a) and (b) above and any other exemptions available under Section 409A, including without limitation qualification as a “short term deferral” within the meaning of Section 409A), (ii) are payable prior to the date that is 6 months after the Employee’s “separation from service” as that term is used for purposes of Section 409A (“Separation from Service”) (such date hereinafter referred to as the “Delayed Payment Date”), and (iii) do not exceed two (2) times the lesser of (I) or (II) below, shall be paid in accordance with the payment schedule that would otherwise apply under Paragraphs 5 or 6 in the absence of the application of Section 409A. For purposes of this Paragraph 13(d), “(I)” shall mean the sum of the Employee’s annualized compensation based upon his annual rate of pay for services provided to the Company for the calendar year preceding the Company’s taxable year in which the Employee had a Separation from Service, and “(II)” shall mean the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee has a Separation from Service;

(e)	If the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “separation from service” as that term is used for purposes of Section 409A, the payments that are otherwise scheduled to be paid to the Employee under Paragraphs 5 or 6 prior to the Delayed Payment Date (determined without regard to this Paragraph 13) that exceed the amount calculated under Paragraph 13(d) above shall instead be paid by the Company to the Employee in a lump sum (together with interest at the prime rate as published in The Wall Street Journal on the date of Separation from Service) one day after the Delayed Payment Date (or, if earlier, the death of the Employee); and

(f)	The amount of expenses eligible for reimbursement to the Employee, and the amount of in-kind benefits provided to the Employee, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

(g)	The Company shall (i) have the right to deduct from any payment under this Agreement any and all taxes determined by the Company to be applicable with respect to such benefits and (ii) shall have the right to require the Employee to make arrangements satisfactory to satisfy any such withholding obligation that may not be satisfied in full by wage withholding described in (i).

(h)	Except as provided in Section 6(a)(iii), the Employee shall be responsible for all taxes with respect to any payments or benefits hereunder except for the

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Company’s portion of any Social Security and Medicare taxes. The Company makes no guarantee regarding the tax treatment of the payments or benefits provided by this Agreement.

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Employment Agreement

IN WITNESS WHEREOF, the Company has caused its seal to be hereunto affixed and these presents to be signed by its proper officers, and the Employee has hereunto set his hand and seal this 17th day of December, 2008 effective as of the day and year first above written.

(SEAL)

PERKINELMER, INC.

By:	/s/ ROBERT F. FRIEL
Robert F. Friel
President and Chief Executive Officer

Employee:	/s/ JOHN ROUSH
John Roush

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Employment Agreement